UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2013

ENERGIZER RESOURCES INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation)	000-51151 (Commission File Number)	20-0803515 (IRS Employer Identification No.)

520 – 141 Adelaide St. W., Toronto, Ontario, Canada (Address of Principal Executive Offices )	M5H 3L5 (Zip Code)

Registrant’s telephone number, including area code:   (416) 364-4911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", “us", “our", the “Company" refer to Energizer Resources Inc., a Minnesota corporation.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2013, Mr. Richard E. Schler was appointed as the Company’s Chief Executive Officer and Mr. V. Peter Harder, LL.D, M.A., B.A. (Hons) was appointed as Chairman of the Board. Mr. Schler’s and Mr. Harder’s respective biographies are below. Their executive compensation is disclosed in the Company’s form 10-K for the year ended June 30, 2013.

Richard E. Schler

Mr. Schler has served as the Company's Executive Vice President since September 2012 and has worked for the Company and served as a director since April 2006. Prior to being appointed Executive Vice President, Mr. Schler held numerous positions including Chief Financial Officer and Chief Operating Officer. Before joining Energizer, Mr. Schler held various senior management positions with noted corporations in the manufacturing sector. Mr. Schler holds an MBA (Masters of Business Administration) from Western University and has a background in Mechanical Engineering.

With over 30 years of financial management, engineering and business operations experience, Mr. Schler's unique skill set will allow the Company to continue the advancement of the Molo Graphite Project and help to realize Energizer's potential capability to be a low cost, vertically integrated producer of value-added graphite products.

V. Peter Harder

Mr. Harder has been a director of the Energizer since July 2009. Mr. Harder is Senior Policy Advisor to the international law firm Dentons Canada LLP. Mr. Harder possesses a wealth of expertise in public policy as a result of his involvement at the center of government decision making for over thirty years.

Prior to joining Dentons, Mr. Harder was a long serving Deputy Minister in the Government of Canada. First appointed a Deputy Minister in 1991, he served as the most senior public servant in a number of federal departments, including Industry and Foreign Affairs and International Trade. Mr. Harder also serves on the Boards of Power Financial Corporation, IGM Financial Corporation, Magna International Inc., and Northland Power. In 2008, Mr. Harder was elected the President of the Canada China Business Council (CCBC).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2013	ENERGIZER RESOURCES INC.

	By:	/s/ Peter D. Liabotis
Peter D. Liabotis
Chief Financial Officer